Exhibit 99.1

WHITESTONE REIT Annual Shareholders Meeting May 31, 2007

WHITESTONE REITA Public Real Estate Company Creating Value In Real Estate

Transformation •What Was Hartman Commercial Properties REIT • Why The Change? • What is Whitestone REIT -Turnaround

What Was Hartman Commercial Properties REIT•36 properties (27 rolled into REIT) •3 million square feet • 3 different asset types • Smaller properties -20,000 to 250,000 sq ft • Deferred maintenance and capital improvements • Dividends in excess of cash flowResulting in: • Five years of declining financial trends

TRENDS Summary of Highlighted Data (In thousands of $’s, except %’s and per share data) 2002 2003 2004 2005 2006 Occupancy 92% 88% 86% 82% 83% Real Estate Assets $117,029 $131,721 $141,998 $173,789 $173,858 Net Income 3,705 3,474 3,424 2,448 1,781 Per common share $0.53 $0.50 $0.49 $0.31 $0.19 FFO (1)10,899 10,825 11,138 9,851 8,994 AFFO (1) 8,328 8,895 9,045 7,355 6,868 Dividends Paid 8,436 8,973 9,389 9,389 9,800 Per common share and OP unit $0.66 $0.70 $0.70 $0.69 $0.63 Dividends paid as a % of AFFO 101% 101% 104% 128% 143% See our discussion of FFO and AFFO as non-GAAP financial measures, which includes a reconciliation to net income in accordance with GAAP, at the end of the Form 10-K on page R-1.

Net Income Per Share $0.15 $0.20 $0.25 $0.30 $0.35 $0.40 $0.45 $0.50 $0.55 2002 2003 2004 2005 2006 Hartman Commercial Properties REIT
Occupancy 80% 82% 84% 86% 88% 90% 92% 94% 2002 2003 2004 2005 2006

AFFO and Dividends as a percent of AFFO(AFFO is in thousands)$6,500 $7,000 $7,500 $8,000 $8,500 $9,000 $9,500 2002 2003 2004 2005 2006 95% 100% 105% 110% 115% 120% 125% 130% 135% 140% 145% AFFO Dividends as a percent of AFFO Hartman Commercial Properties REIT

Results Of Trends -2002 to 2006•Difficulty leasing properties•Costly deferred maintenance and needed capital improvements•52% Drop in Net Income Per Share•Borrowings required to pay dividends•Reduced dividends

Results of Property Sales•Northwest Place II Sold in 2006 $1,100,000 •Property was “acquired”in 2000 ($1,100,000) (From Hartman R.E. Income Properties XII)•Value added to Shareholders $0

Why The Change?•Poor property performance of third party management company•Declining occupancies and cash flow•Deteriorating trends•Inability to list stock•Commitments not kept

WHITESTONE REITTurnaround•New Leadership•New Management•New Plan•New Name

Our Primary Goal:Create Shareholder Value

Execute Business Plan•Maximize value in current properties•Redevelopment of targeted properties•Strategic acquisitions outside of Texas

Property Redevelopment

Create Liquidity Through Public Listing•Essentials for Whitestone stock listing:-Positive financial trends-Redevelopment of properties-Pipeline of acquisitions-Engagement of investment banker-Institutional investor participation

Conclude Litigation with Hartman•Time and expense delays achievement of goals•Progress to date-Federal Judge Order in Whitestone Favor-State Court Case

WHITESTONE REITCore Values•Maximize the value of Whitestone•Develop and train our people•Pursue excellence•Stretch beyond limits

WHITESTONE REITTransparency•Exercise corporate governance•Full disclosure of financial information•Accurate and timely filing of SEC reports

WHITESTONE REITBusiness Plan•Focus on value-added commercial properties•Diversify geographically•Improve property performance•Aggressive leasing of properties

WHITESTONE REITTurnaround Targets•Increase occupancy by year end•Sell non-economical assets•Redevelop selected properties•Diversify geographically•Obtain Institutional investors•List stock on a public exchange

WHITESTONE REITwww.whitestonereit.com

Note:This presentation is excerpted in part from our 10-K Annual Report for our Fiscal Year Ended 12/31/2006.Please read the entire report for full and complete disclosure. You can find the complete report at www.whitestonereit.com.

WHITESTONE REIT

Funds From Operations and Adjusted Funds From Operations

We believe that Funds From Operations ("FFO") and Adjusted Funds From Operations ("AFFO") are appropriate supplemental measures of operating performance because these measures help investors compare our operating performance relative to other REITs. The National Association of Real Estate Trusts ("NAREIT") defines FFO as net income (loss) available to common share holders computed in accordance with GAAP, excluding gains or losses from sales of operating properties and extraordinary items, plus depreciation and amortization of real estate assets, including our share of unconsolidated partnerships and joint ventures. We calculate FFO in a manner consistent with the NAREIT definition.

We calculate AFFO by subtracting from FFO both (1) normalized recurring expenditures that are capitalized by the REIT and then amortized, but which are necessary to maintain a REIT's properties and its revenue stream (e.g., leasing expenses and tenant improvement expenditures) and (2) "straight-lining" of rents. This calculation also is called Cash Available for Distribution (CAD) or Funds Available for Distribution (FAD). AFFO is primarily a measure of a real estate company's funds generated by operations.

There can be no assurance that FFO or AFFO as presented by us are comparable to similarly titled measures of other REITs. We consider FFO and AFFO to be an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing, or financing activities as a measure of liquidity. These measures do not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. Below is the calculation of FFO and AFFO and the reconciliation to net income, which we believe is the most comparable GAAP financial measure, in thousands:

Reconciliation of Non-GAAP Financial Measures

	2002	2003	2004	2005	2006
Net Income	$ 3,705	$ 3,474	$ 3,424	$ 2,448	$ 1,781
Minority interest in operating partnership	3,193	3,035	2,990	1,891	1,068
Depreciation and Amortization of real estate assets	4,001	4,316	4,724	5,512	6,341
Gain on sale or real estate	-	-	-	-	(197)
FFO	10,899	10,825	11,138	9,851	8,993
Tenant Improvements	(952)	(689)	(508)	(910)	(827)
Leasing commissions	(891)	(978)	(953)	(1,588)	(983)
Change in fair value of derivatives	-	-	-	-	(30)
Straight-line rents	(728)	(263)	(632)	2	(365)
Above (below) market lease value	-	-	-	-	80
AFFO	$ 8,328	$ 8,895	$ 9,045	$ 7,355	$ 6,868